Exhibit 3.1

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in Article 1 below appear in the English alphabetical order, but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the
English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

CUREVAC N.V.

DEFINITIONS AND INTERPRETATION

Article	1

1.1	In these articles of association the following definitions shall apply:

Affiliate	Any Person controlling, controlled by, or under common control with another Person, with "control" meaning directly or indirectly owning or controlling at least fifty percent (50%) of such company's voting stock, or possessing the decisive power, whether directly or indirectly, to direct or cause the direction of such company's management and policies and includes in case of KfW also the Federal Republic of Germany and its special estates (Sondervermögen), corporate bodies (Körperschaften), institutions (Anstalten) as well as their respective Affiliates (in relation to KfW, "KfW Affiliates").

Article	An article of these articles of association.

CEO	The Company's chief executive officer.

Chairman	The chairman of the Supervisory Board.

Change of Control

The occurrence of any one or more of the following events with respect to dievini, as determined by the Supervisory Board:

a.           the direct or indirect change in ownership or control of dievini effected through one transaction, or a series of related transactions within a twelve-month period, as a result of which any Person or group of Persons acting in concert, directly or indirectly acquires (i) beneficial ownership of more than half of the share capital or interests of dievini and/or (ii) the ability to cast more than half of the voting rights in the shareholders' meeting (or equivalent body) of dievini;

b.           the consummation of a merger, demerger or business combination of dievini with another Person, unless such transaction results in the shares and voting interests in dievini outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into, or exchanged for, voting securities of the surviving or acquiring Person or a parent thereof) at least half of the voting rights in the shareholders' meeting (or equivalent body) of such surviving or acquiring Person or parent outstanding immediately after the consummation of such transaction; or

c.           the consummation of any sale, lease, exchange or other transfer to any Person or group of Persons acting in concert, in one transaction or a series of related transactions within a twelve-month period, of all or substantially all of the business of dievini, in each case unless the Person entering into the transaction concerned is an Affiliate or an Ultimate Beneficiary of dievini.

Class Meeting	The meeting formed by the Persons with Meeting Rights with respect to shares of a certain class.

Company	The company to which these articles of association pertain.

CureVac AG	CureVac AG, registered with the Commercial Register of the Local Court in Stuttgart under HRB 754041, or its legal successors.

DCC	The Dutch Civil Code.

dievini	dievini Hopp BioTech holding GmbH & Co. KG, registered with the Commercial Register of the Local Court in Mannheim under HRA 700792, or its legal successors or permitted assigns under the SHA.

dievini Nominee	A member of the Supervisory Board appointed upon nomination by dievini pursuant to Articles 22.2 and 22.3.

Euribor	The Euribor rate (or a European reference rate that has replaced the Euribor rate) published by Thomson Reuters or another institution chosen by the Management Board, for loans with a maturity of three, six, nine or twelve months, whichever had the highest mathematical average over the financial year (or the relevant part thereof) in respect of which the relevant distribution is made, but in any event no less than zero percent.

General Meeting	The Company's general meeting.

Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Managing Director or Supervisory Director or such other current or former officer or employee of the Company or its Group Companies as designated by the Management Board, subject to approval by the Supervisory Board.

Initial Approval Period	The period during which the SHA has not expired or otherwise terminated in accordance with its terms, as determined by the Supervisory Board.

Initial Nomination Period

The following respective periods:

a.           with respect to nomination rights of dievini under these articles of association, the period from [effective date of these articles of association] until the earlier of:

i.        dievini and its Affiliates and Ultimate Beneficiaries (individually or collectively) no longer holding ordinary shares representing at least ten percent (10%) of the Company's issued share capital; or

ii.       the occurrence of a Change of Control;

b.           with respect to nomination rights of KfW under these articles of association, the period from [effective date of these articles of association] until KfW nor any of the KfW Affiliates (individually or together with any other KfW Affiliates) no longer holds ordinary shares representing at least ten percent (10%) of the Company's issued share capital, in each case as determined by the Supervisory Board.

Initial Period

The period from [effective date of these articles of association] until the earlier of:

a.           dievini and its Affiliates and Ultimate Beneficiaries (individually or collectively) no longer holding shares representing at least twenty-five percent (25%) of the Company's issued share capital; or

b.           the occurrence of a Change of Control,

in each case as determined by the Supervisory Board.

KfW	KfW, a public law institution (Anstalt des öffentlichen Rechts) under German law, having its seat in Frankfurt am Main, Germany, or its legal successors or permitted assigns under the SHA.

KfW Nominee	A member of the Supervisory Board appointed upon nomination by KfW pursuant to Articles 22.2 and 22.3.

Management Board	The Company's management board.

Management Board Rules	The internal rules applicable to the Management Board, as drawn up by the Management Board.

Managing Director	A member of the Management Board.

Meeting Rights	With respect to the Company, the rights attributed by law to the holders of depository receipts issued for shares with a company's cooperation, including the right to attend and address a General Meeting.

Nomination Concert

Any shareholder or group of shareholders acting in concert representing at least twenty percent (20%) of the Company's issued share capital, in each case excluding:

a.           dievini and its Affiliates and Ultimate Beneficiaries during the Initial Nomination Period for dievini; and

b.           KfW and its Affiliates during the Initial Nomination Period for KfW.

Person

A natural person, partnership, company, corporation, association with or without legal personality (rechtspersoonlijkheid), cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organization, including state or governmental institutions, departments and agencies and other entities under public law.

Person with Meeting Rights	A shareholder, a usufructuary or pledgee with voting rights or a holder of depository receipts for shares issued with the Company's cooperation.

Preferred Distribution

A distribution on the preferred shares for an amount equal to the Preferred Interest Rate calculated over the aggregate amount paid up on those preferred shares, whereby:

a.           any amount paid up on those preferred shares (including as a result of an issue of preferred shares) during the financial year (or the relevant part thereof) in respect of which the distribution is made shall only be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) after the payment was made on those preferred shares;

b.           any reduction of the aggregate amount paid up on preferred shares during the financial year (or the relevant part thereof) in respect of which the distribution is made shall be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) until such reduction was effected; and

c.           if the distribution is made in respect of part of a financial year, the amount of the distribution shall be proportionate to the number of days that elapsed during that part of the financial year.

Preferred Interest Rate	The mathematical average, calculated over the financial year (or the relevant part thereof) in respect of which a distribution is made on preferred shares, of the relevant Euribor interest rate, plus a margin not exceeding five hundred basis points (500bps) to be determined by the Management Board each time when, or before, preferred shares are issued without preferred shares already forming part of the Company's issued share capital.

Record Date	The date of registration for a General Meeting as provided by law.

SHA	The Shareholders' Agreement originally entered into between KfW, dievini and Mr. Dietmar Hopp and dated the sixteenth day of June two thousand and twenty, as amended from time to time.

Simple Majority	More than half of the votes cast.

Subsidiary	A subsidiary within the meaning of Section 2:24a DCC.

Supervisory Board	The Company's supervisory board.

Supervisory Board Rules	The internal rules applicable to the Supervisory Board, as drawn up by the Supervisory Board.

Supervisory Director	A member of the Supervisory Board.

Ultimate Beneficiary

Each Person who is:

a.           an ultimate beneficiary of dievini, determined as of [effective date of these articles of association];

b.           a member of the immediate family of an ultimate beneficiary referred to under paragraph a. above, with "immediate family" meaning any family member by blood, marriage or adoption, not more remote than the first cousin;

c.           an Affiliate of an ultimate beneficiary referred to under paragraph a. above; or

d.           an Affiliate of a member of the immediate family of an ultimate beneficiary referred to under paragraph b. above.

Vice-Chairman	The vice-chairman of the Supervisory Board.

1.2	Unless the context requires otherwise, references to "shares" or "shareholders" without further specification are to shares in the Company's capital, irrespective of their class, or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

NAME AND SEAT

Article	2

2.1	The Company's name is CureVac N.V.

2.2	The Company has its corporate seat in Amsterdam.

OBJECTS

Article	3

The Company's objects are:

a.	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies and partnerships in the area of pharmaceuticals and related products;

b.	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

c.	to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties; and

d.	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

SHARES - AUTHORISED SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article	4

4.1	The Company's authorised share capital amounts to ninety-two million seven hundred thousand euro (EUR 92,700,000).

4.2	The authorised share capital is divided into:

a.	three hundred eighty-six million two hundred fifty thousand (386,250,000) ordinary shares; and

b.	three hundred eighty-six million two hundred fifty thousand (386,250,000) preferred shares,

each having a nominal value of twelve eurocents (EUR 0.12).

4.3	Until the expiration of the later of (i) the Initial Period or (ii) the Initial Approval Period, the preferred shares cannot be issued and shall not be part of the Company's issued share capital.

4.4	The Management Board may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Management Board. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.

4.5	The Company may cooperate with the issue of depository receipts for shares in its capital.

SHARES - FORM OF SHARES AND SHARE REGISTER

Article 5

5.1	All shares are registered shares. The Company may issue share certificates for registered shares in such form as may be approved by the Management Board. Each Managing Director is authorised to sign any such share certificate on behalf of the Company.

5.2	Shares shall be numbered consecutively, starting from 1 for each class of shares.

5.3	The Management Board shall keep a register setting out the names and addresses of all shareholders and all holders of a usufruct or pledge in respect of shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

5.4	Shareholders, usufructuaries and pledgees shall provide the Management Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.5	All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

SHARES - ISSUE

Article 6

6.1	Subject to Article 4.3, the Company can only issue shares pursuant to a resolution of the General Meeting or of another body authorised by the General Meeting for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority.

6.2	In order for a resolution of the General Meeting on an issuance or an authorisation as referred to in Article 6.1 to be valid, a prior or simultaneous approval shall be required from each Class Meeting of shares whose rights are prejudiced by the issuance.

6.3	The preceding provisions of this Article 6 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

6.4	The Company may not subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1	Upon an issue of shares, each holder of ordinary shares shall have a pre-emption right in proportion to the aggregate nominal value of his ordinary shares. No pre-emption rights are attached to preferred shares.

7.2	In deviation of Article 7.1, holders of ordinary shares do not have pre-emption rights in respect of:

a.	preferred shares;

b.	shares issued against non-cash contribution; or

c.	shares issued to employees of the Company or of a Group Company.

7.3	The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in accordance with applicable law.

7.4	Pre-emption rights may be exercised for a period of at least two weeks after the date of announcement in accordance with applicable law.

7.5	Pre-emption rights may be limited or excluded by a resolution of the General Meeting or of the body authorised as referred to in Article 6.1, if that body was authorised by the General Meeting for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

7.6	A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.

7.7	The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT

Article 8

8.1	Without prejudice to Section 2:80(2) DCC, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share. However, it may be stipulated that part of the nominal value of a preferred share, not exceeding three quarters thereof, need not be paid up until the Company has called for payment. The Company shall observe a reasonable notice period of at least one month with respect to any such call for payment.

8.2	Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

8.3	Payment in a currency other than the euro can only be made with the Company's consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. Without prejudice to the last sentence of Section 2:80a(3) DCC, the date of the payment determines the exchange rate.

SHARES - FINANCIAL ASSISTANCE

Article 9

9.1	The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries of the Company.

9.2	The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company's capital by others, unless the Management Board resolves to do so and Section 2:98c DCC is observed.

9.3	The preceding provisions of this Article 9 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.

SHARES - ACQUISITION OF OWN SHARES

Article 10

10.1	The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

10.2	The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the General Meeting has authorised the Management Board for this purpose and all other relevant statutory requirements of Section 2:98 DCC are observed.

10.3	An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire ordinary shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these ordinary shares are included on the price list of a stock exchange.

10.4	Without prejudice to Articles 10.1 through 10.3, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Management Board, must be within the range stipulated by the General Meeting as referred to in Article 10.3.

10.5	The previous provisions of this Article 10 do not apply to shares acquired by the Company under universal title of succession.

10.6	In this Article 10, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article	11

11.1	The General Meeting can resolve to reduce the Company's issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

11.2	A resolution to cancel shares can only relate to:

a.	shares held by the Company itself or in respect of which the Company holds the depository receipts; and

b.	all preferred shares, with repayment of the amounts paid up in respect thereof and provided that, to the extent allowed under Articles 35.1 and 35.2, a distribution is made on those preferred shares, in proportion to the amounts paid up on those preferred shares, immediately prior to such cancellation becoming effective, for an aggregate amount of:

i.	the total of all Preferred Distributions (or parts thereof) in relation to financial years prior to the financial year in which the cancellation occurs, to the extent that these should have been distributed but have not yet been distributed as described in Article 37.1; and

ii.	the Preferred Distribution calculated in respect of the part of the financial year in which the cancellation occurs, for the number of days that have elapsed during such part of the financial year.

11.3	A resolution to reduce the Company's issued share capital, shall require a prior or simultaneous approval from each Class Meeting of shares whose rights are prejudiced. However, if such a resolution relates to preferred shares, such resolution shall always require the prior or simultaneous approval of the Class Meeting concerned.

11.4	A resolution of the General Meeting to reduce the Company's issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting. The previous sentence applies mutatis mutandis to a resolution as referred to in Article 11.3.

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article 12

12.1	Except as otherwise provided or allowed by applicable law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.

12.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

12.3	For as long as any ordinary shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

SHARES - USUFRUCT AND PLEDGE

Article 13

13.1	Shares can be encumbered with a usufruct or pledge. The creation of a pledge on preferred shares shall require the prior approval of the Management Board.

13.2	The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.

13.3	In deviation of Article 13.2:

a.	the holder of a usufruct or pledge on ordinary shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created; and

b.	the holder of a usufruct or pledge on preferred shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created and this was approved by the Management Board.

13.4	Usufructuaries and pledgees without voting rights shall not have Meeting Rights. Shareholders without voting rights as a result of a usufruct or pledge shall have Meeting Rights.

SHARES - TRANSFER RESTRICTIONS

Article 14

14.1	A transfer of preferred shares shall require the prior approval of the Management Board. A shareholder wishing to transfer preferred shares must first request the Management Board to grant such approval. A transfer of ordinary shares is not subject to transfer restrictions under these articles of association.

14.2	A transfer of the preferred shares to which the request for approval relates must take place within three months after the approval of the Management Board has been granted or is deemed to have been granted pursuant to Article 14.3.

14.3	The approval of the Management Board shall be deemed to have been granted:

a.	if no resolution granting or denying the approval has been passed by the Management Board within three months after the Company has received the request for approval; or

b.	if the Management Board, when denying the approval, does not notify the requesting shareholder of the identity of one or more interested parties willing to purchase the relevant preferred shares.

14.4	If the Management Board denies the approval and notifies the requesting shareholder of the identity of one or more interested parties, the requesting shareholder shall notify the Management Board within two weeks after having received such notice whether:

a.	he withdraws his request for approval, in which case the requesting shareholder cannot transfer the relevant preferred shares; or

b.	he accepts the interested party(ies), in which case the requesting shareholder shall promptly enter into negotiations with the interested party(ies) regarding the price to be paid for the relevant preferred shares.

If the requesting shareholder does not notify the Management Board of his choice in a timely fashion, he shall be deemed to have withdrawn his request for approval, in which case he cannot transfer the relevant preferred shares.

14.5	If an agreement is reached in the negotiations referred to in Article 14.4 paragraph b. within two weeks after the end of the period referred to in Article 14.4, the relevant preferred shares shall be transferred for the agreed price within three months after such agreement having been reached. If no agreement is reached in these negotiations in a timely fashion:

a.	the requesting shareholder shall promptly notify the Management Board thereof; and

b.	the price to be paid for the relevant preferred shares shall be equal to the value thereof, as determined by one or more independent experts to be appointed by the requesting shareholder and the interested party(ies) by mutual agreement.

14.6	If no agreement is reached on the appointment of the independent expert(s) as referred to in Article 14.5 paragraph b. within two weeks after the end of the period referred to in Article 14.5:

a.	the requesting shareholder shall promptly notify the Management Board thereof; and

b.	the requesting shareholder shall promptly request the president of the district court in whose district the Company has its corporate seat to appoint three independent experts to determine the value of the relevant preferred shares.

14.7	If and when the value of the relevant preferred shares has been determined by the independent expert(s), irrespective of whether he/they was/were appointed by mutual agreement or by the president of the relevant district court, the requesting shareholder shall promptly notify the Management Board of the value so determined. The Management Board shall then promptly inform the interested party(ies) of such value, following which the/each interested party may withdraw from the sale procedure by giving notice thereof to the Management Board within two weeks.

14.8	If any interested party withdraws from the sale procedure in accordance with Article 14.7, the Management Board:

a.	shall promptly inform the requesting shareholder and the other interested party(ies), if any, thereof; and

b.	shall give the opportunity to the/each other interested party, if any, to declare to the Management Board and the requesting shareholder, within two weeks, his willingness to acquire the preferred shares having become available as a result of the withdrawal, for the price determined by the independent expert(s) (with the Management Board being entitled to determine the allocation of such preferred shares among any such willing interested party(ies) at its absolute discretion).

14.9	If it becomes apparent to the Management Board that all relevant preferred shares can be transferred to one or more interested parties for the price determined by the independent expert(s), the Management Board shall promptly notify the requesting shareholder and such interested party(ies) thereof. Within three months after sending such notice the relevant preferred shares shall be transferred.

14.10	If it becomes apparent to the Management Board that not all relevant preferred shares can be transferred to one or more interested parties for the price determined by the independent expert(s):

a.	the Management Board shall promptly notify the requesting shareholder thereof; and

b.	the requesting shareholder shall be free to transfer all relevant preferred shares, provided that the transfer takes place within three months after having received the notice referred to in paragraph a.

14.11	The Company may only be an interested party under this Article 14 with the consent of the requesting shareholder.

14.12	All notices given pursuant to this Article 14 shall be provided in writing.

14.13	The preceding provisions of this Article 14 do not apply:

a.	to the extent that a shareholder is under a statutory obligation to transfer preferred shares to a previous holder thereof;

b.	if it concerns a transfer in connection with an enforcement of a pledge pursuant to Section 3:248 DCC in conjunction with Section 3:250 or 3:251 DCC; or

c.	if it concerns a transfer to the Company, except in the case that the Company acts as an interested party pursuant to Article 14.11.

14.14	This Article 14 applies mutatis mutandis in case of a transfer of rights to subscribe for preferred shares.

MANAGEMENT BOARD - COMPOSITION

Article 15

15.1	The Company has a Management Board consisting of one or more Managing Directors, provided that, during the Initial Period, the Management Board shall consist of up to seven (7) Managing Directors. The Management Board shall be composed of individuals.

15.2	The Supervisory Board shall determine the number of Managing Directors.

15.3	The Supervisory Board shall elect a Managing Director to be the CEO. The Supervisory Board may dismiss the CEO, provided that the Managing Director so dismissed shall subsequently continue his term of office as a Managing Director without having the title of CEO.

15.4	If a Managing Director is absent or incapacitated, he may be replaced temporarily by a person whom the Management Board has designated for that purpose and, until then, the other Managing Director(s) shall be charged with the management of the Company. If all Managing Directors are absent or incapacitated, the management of the Company shall be attributed to the Supervisory Board. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company instead of, or together with, such person(s).

15.5	A Managing Director shall be considered to be unable to act within the meaning of Article 15.4:

a.	during the existence of a vacancy on the Management Board, including as a result of:

i.	his death;

ii.	his dismissal by the General Meeting, other than at the proposal of the Supervisory Board; or

iii.	his voluntary resignation before his term of office has expired;

iv.	not being reappointed by the General Meeting, notwithstanding a (binding) nomination to that effect by the Supervisory Board,

provided that the Supervisory Board may always decide to decrease the number of Managing Directors such that a vacancy no longer exists; or

b.	during his suspension;

c.	in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Supervisory Board on the basis of the facts and circumstances at hand); or

d.	in connection with and during the deliberations and decision-making of the Management Board on matters in relation to which he has declared to have, or in relation to which the Supervisory Board has established that he has, a conflict of interests as described in Article 18.6.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article 16

16.1	The General Meeting shall appoint the Managing Directors and may at any time suspend or dismiss any Managing Director. In addition, the Supervisory Board may at any time suspend a Managing Director. A suspension by the Supervisory Board can at any time be lifted by the General Meeting.

16.2	The General Meeting can only appoint Managing Directors upon a nomination by the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a Simple Majority representing at least one third of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

16.3	At a General Meeting, a resolution to appoint a Managing Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

16.4	A resolution of the General Meeting to suspend or dismiss a Managing Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Supervisory Board. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

16.5	If a Managing Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

MANAGEMENT BOARD - DUTIES AND ORGANISATION

Article 17

17.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, Managing Directors shall be guided by the interests of the Company and of the business connected with it.

17.2	The Management Board shall draw up Management Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Managing Directors shall act in compliance with the Management Board Rules.

17.3	The Management Board may perform the legal acts referred to in Section 2:94(1) DCC without the prior approval of the General Meeting.

MANAGEMENT BOARD - DECISION-MAKING

Article 18

18.1	Without prejudice to Article 18.5, each Managing Director may cast one vote in the decision-making of the Management Board.

18.2	A Managing Director can be represented by another Managing Director holding a written proxy for the purpose of the deliberations and the decision-making of the Management Board.

18.3	Resolutions of the Management Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Management Board Rules provide differently.

18.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Managing Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Managing Directors who are present or represented at a meeting of the Management Board.

18.5	Where there is a tie in any vote of the Management Board, the CEO shall have a casting vote, provided that there are at least three Managing Directors in office. Otherwise, the relevant resolution shall not have been passed.

18.6	A Managing Director shall not participate in the deliberations and decision-making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Management Board, the resolution shall be passed by the Supervisory Board.

18.7	Meetings of the Management Board can be held through audio-communication facilities, unless a Managing Director objects thereto.

18.8	Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all Managing Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 18.1 through 18.6 apply mutatis mutandis.

18.9	The approval of the Supervisory Board is required for resolutions of the Management Board concerning the following matters:

a.	the making of a proposal to the General Meeting concerning:

i.	the issue of shares or the granting of rights to subscribe for shares;

ii.	the limitation or exclusion of pre-emption rights;

iii.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

iv.	the reduction of the Company's issued share capital;

v.	the making of a distribution from the Company's profits or reserves;

vi.	the determination that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of assets;

vii.	the amendment of these articles of association;

viii.	the entering into of a merger or demerger;

ix.	the instruction of the Management Board to apply for the Company's bankruptcy; and

x.	the Company's dissolution;

b.	the issue of shares or the granting of rights to subscribe for shares (except in connection with the ordinary operation of the Company's equity incentive plans);

c.	the limitation or exclusion of pre-emption rights (except in connection with the ordinary operation of the Company's equity incentive plans);

d.	calling for a payment as referred to in Article 8.1;

e.	the establishment of new activities of the Company or its direct or indirect Subsidiaries in the areas of research, development, production and administration and/or the approval to establish activities of CureVac AG or its Subsidiaries in these areas, in each case in a state outside the European Union;

f.	the acquisition of shares by the Company in its own capital (except in connection with the ordinary operation of the Company's equity incentive plans), including the determination of the value of a non-cash consideration for such an acquisition as referred to in Article 10.4;

g.	the granting of an approval for the creation of a pledge as referred to in Article 13.1;

h.	the granting of an approval for a transfer as referred to in Article 14.1;

i.	the temporary replacement of a Managing Director who is absent or incapacitated as referred to in Article 15.4;

j.	the drawing up or amendment of the Management Board Rules;

k.	the performance of the legal acts described in Article 17.3 and 18.10;

l.	the charging of amounts to be paid up on shares against the Company's reserves as described in Article 36.4;

m.	the making of an interim distribution;

n.	designating a current or former officer or employee of the Company or its Group Companies, who is not a current or former Managing Director or Supervisory Director, as an Indemnified Officer;

o.	the stipulation of additional terms, conditions and restrictions in relation to the indemnification referred to in Article 26.1; and

p.	such other resolutions of the Management Board as the Supervisory Board shall have specified in a resolution to that effect and notified to the Management Board.

18.10	The approval of the General Meeting is required for resolutions of the Management Board concerning a material change to the identity or the character of the Company or the business, including in any event:

a.	transferring the business or materially all of the business to a third party;

b.	entering into or terminating a long-lasting alliance of the Company or of a Subsidiary of the Company either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

c.	acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary of the Company with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company's most recently adopted annual accounts.

18.11	In addition, during the Initial Approval Period, the approval of the General Meeting and the Supervisory Board is required for resolutions of the Management Board concerning:

a.	the transfer of the tax domicile of the Company and/or the approval of the transfer of the corporate or administrative seat of CureVac AG;

b.	the relocation of activities of the Company or its direct or indirect Subsidiaries in the areas of research, development, production and administration and/or the approval to relocate activities of CureVac AG or its Subsidiaries in these areas, including the relocation of such activities to Subsidiaries of the Company and CureVac AG, in each case in or to a state outside the European Union and in each case except to the extent that the Supervisory Board considers such activities – in particular in the area of the development of vaccines – not to be material for the protection of the health of the population of the European Union;

c.	the cessation of activities (including by way of disposal, demerger or similar transactions) of the Company, CureVac AG and/or their respective Subsidiaries in the areas of research, development, production and administration, in each case except to the extent that the Supervisory Board considers such activities – in particular in the area of the development of vaccines – not to be material for the protection of the health of the population of the European Union;

d.	the entering into by the Company or any of its Subsidiaries of mergers, demergers and similar reorganisations and the entering into by the Company or any of its Subsidiaries of acquisitions of businesses or participations, in each case except to the extent that the Supervisory Board considers such transactions not to be material;

e.	any amendment to the articles of association of CureVac AG which would result in one or more of the matters listed in this Article 18.11 no longer requiring a resolution of the Management Board subject to the approval of the General Meeting and the Supervisory Board; and

f.	the exercise of voting rights on shares or other voting interests held by the Company, directly or indirectly, in CureVac AG approving, directing or causing any one or more of the matters listed in this Article 18.11.

18.12	The absence of the approval of the Supervisory Board or the General Meeting of a resolution as referred to in Articles 18.9 through 18.11, respectively, shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Management Board or of the Managing Directors.

MANAGEMENT BOARD - COMPENSATION

Article 19

19.1	The General Meeting shall determine the Company's policy concerning the compensation of the Management Board with due observance of the relevant statutory requirements.

19.2	The compensation of Managing Directors shall be determined by the Supervisory Board with due observance of the policy referred to in Article 19.1.

19.3	The Supervisory Board shall submit proposals concerning compensation arrangements for the Management Board in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Management Board and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation of the Management Board or of the Managing Directors.

MANAGEMENT BOARD - REPRESENTATION

Article 20

20.1	The Management Board is entitled to represent the Company.

20.2	The power to represent the Company also vests in the CEO individually, as well as in any other two Managing Directors acting jointly.

20.3	The Company may also be represented by the holder of a power of attorney to that effect. If the Company grants a power of attorney to an individual, the Management Board may grant an appropriate title to such person.

SUPERVISORY BOARD - COMPOSITION

Article 21

21.1	The Company has a Supervisory Board consisting of three or more Supervisory Directors provided that, during either Initial Nomination Period, the Supervisory Board shall consist of up to eight (8) Supervisory Directors. The Supervisory Board shall be composed of individuals.

21.2	Subject to the first sentence of Article 21.1, the Supervisory Board shall determine the number of Supervisory Directors, which shall be no less than the number of Supervisory Directors as are necessary in order to allow dievini and KfW to exercise their respective nomination rights under Articles 22.2 and 22.3 during their respective Initial Nomination Period.

21.3	The Supervisory Board shall elect a Supervisory Director to be the Chairman and another Supervisory Director to be the Vice-Chairman. The Supervisory Board may dismiss the Chairman and/or the Vice-Chairman, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman or Vice-Chairman, as applicable.

21.4	Where a Supervisory Director is no longer in office or is unable to act, he may be replaced temporarily by a person whom the Supervisory Board has designated for that purpose and, until then, the other Supervisory Director(s) shall be charged with the supervision of the Company. Where a Supervisory Director who has been appointed upon a nomination by dievini or KfW pursuant to Articles 22.2 and 22.3 is no longer in office or is unable to act, he may only be temporarily replaced by a person designated for such purposes by dievini or KfW, as applicable. The replacement becomes effective and the Supervisory Director so designated shall immediately have all rights, responsibilities, tasks and duties of a Supervisory Director (including any voting rights and specific rights awarded to the Supervisory Director he is replacing at the Supervisory Board) and (in relation to dievini to the fullest extent permitted by applicable law and at all times subject to KfW’s right to designate a Supervisory Director in accordance with this Article 21.4) shall become a full member of the Supervisory Board with the rights of a KfW Nominee or dievini Nominee , as the case may be, as soon as a written designation to that effect has been received by the Chairman or the Vice-Chairman. Article 22.10 shall apply. Where all Supervisory Directors are no longer in office or are unable to act, the supervision of the Company shall be attributed to:

a.	the former Supervisory Director who most recently ceased to hold office as the Chairman, provided that he is willing and able to accept that position;

b.	during the Initial Nomination Period for dievini, a person designated for such purpose by dievini, unless the former Supervisory Director referred to in this Article 21.4 under a. above was appointed upon a nomination by dievini pursuant to Articles 22.2 and 22.3 and he is willing and able to accept the position; and

c.	during the Initial Nomination Period for KfW, a person designated for such purpose by KfW, unless the former Supervisory Director referred to in this Article 21.4 under a. above was appointed upon a nomination by KfW pursuant to Articles 22.2 and 22.3 and he is willing and able to accept the position, which persons jointly may designate one or more other persons to be charged with the supervision of the Company (instead of, or together with, the former Supervisory Director and/or persons designated by dievini and KfW in accordance with this full sentence). The persons charged with the supervision of the Company pursuant to the previous sentence shall cease to hold that position when the General Meeting has appointed one or more persons as Supervisory Director(s) with due observance of Articles 22.2 and 22.3. Article 15.5 applies mutatis mutandis.

SUPERVISORY BOARD - APPOINTMENT, SUSPENSION AND DISMISSAL

Article	22

22.1	The General Meeting shall appoint the Supervisory Directors and may at any time suspend or dismiss any Supervisory Director in accordance with this Article 22.

22.2	The General Meeting can only appoint a Supervisory Director upon a nomination by:

a.	the Supervisory Board;

b.	dievini in accordance with Article 22.3 paragraph a., during the Initial Nomination Period for dievini;

c.	KfW in accordance with Article 22.3 paragraph b. during the Initial Nomination Period for KfW; or

d.	any Nomination Concert in accordance with Article 22.4.

As soon as reasonably practicable upon such nomination being made, the Supervisory Board shall convene a General Meeting for purposes of appointing such nominee to the Supervisory Board. The General Meeting may at any time resolve to render such nomination to be non-binding by a Simple Majority representing at least one third of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Supervisory Board, the relevant Nomination Concert or, during the respective Initial Nomination Periods, dievini or KfW, as applicable. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

22.3	During the respective Initial Nomination Periods for dievini (as regards paragraph a. below) or KfW (as regards paragraph b. below):

a.	dievini may nominate the following number of Supervisory Directors pursuant to Article 22.2:

i.	if dievini and its Affiliates and Ultimate Beneficiaries (individually or collectively) hold shares representing at least seventy percent (70%) of the Company's issued share capital: four (4) Supervisory Directors;

ii.	if dievini and its Affiliates and Ultimate Beneficiaries (individually or collectively) hold shares representing at least fifty percent (50%), but less than seventy percent (70%), of the Company's issued share capital: three (3) Supervisory Directors;

iii.	if dievini and its Affiliates and Ultimate Beneficiaries (individually or collectively) hold shares representing at least thirty percent (30%), but less than fifty percent (50%), of the Company's issued share capital: two (2) Supervisory Directors;

iv.	if dievini and its Affiliates and Ultimate Beneficiaries (individually or collectively) hold shares representing at least ten percent (10%), but less than thirty percent (30%), of the Company's issued share capital: one (1) Supervisory Director; and

b.	KfW may nominate one (1) Supervisory Director pursuant to Article 22.2.

In the event where a Supervisory Director has been designated by dievini as temporary replacement in accordance with Article 21.4, such Supervisory Director shall be automatically dismissed from the moment where a dievini Nominee is appointed pursuant to Articles 22.2 and 22.3. The previous sentence applies mutatis mutandis with respect to KfW.

22.4	Any Nomination Concert may nominate one (1) Supervisory Director for each twenty percent (20%) of the issued share capital represented by that Nomination Concert pursuant to Article 22.2. Such nominee must be independent from the Nomination Concert and the Company under the standards applicable to the Company under the Dutch Corporate Governance Code and United States securities laws and stock exchange rules.

22.5	The Company may from time to time request supporting information and/or documents demonstrating the shareholding of dievini, together with its Affiliates and Ultimate Beneficiaries, KfW and any Nomination Concert for purposes of determining to which extent they have nomination rights pursuant to Articles 22.2 through 22.4. Upon the Company having made such a request, dievini, KfW or the relevant Nomination Concert, as applicable, shall promptly comply with such request to the extent permitted by applicable law.

22.6	If a Supervisory Director who was nominated by dievini, KfW or a Nomination Concert pursuant to Articles 22.2 through 22.4, as applicable, ceases to be a Supervisory Director before the expiry of his or her term of appointment, dievini, KfW or the relevant Nomination Concert, as applicable, shall as soon as reasonable possible nominate a successor (if, at that time, dievini, KfW or the Nomination Concert, as applicable, still has nomination rights under Articles 22.2 through 22.4, as applicable, at that time) and the Supervisory Board shall subsequently and promptly convene a General Meeting for purposes of appointing such nominee to the Supervisory Board.

22.7	Upon the making of a nomination for the appointment of a Supervisory Director, the following information shall be provided with respect to the candidate:

a.	his age and profession;

b.	the aggregate nominal value of the shares held by him in the Company's capital;

c.	his present and past positions, to the extent that these are relevant for the performance of the tasks of a Supervisory Director;

d.	the names of any entities of which he is already a supervisory director or a non-executive director; if these include entities that form part of the same group, a specification of the group's name shall suffice; and

e.	if it concerns the nomination of a Supervisory Director pursuant to Article 22.4, all relevant information to establish that such nominee is independent as described in Article 22.4.

The nomination must be supported by reasons. In the case of a reappointment, the manner in which the candidate has fulfilled his duties as a Supervisory Director shall be taken into account.

22.8	At a General Meeting, a resolution to appoint a Supervisory Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

22.9	If and when dievini, KfW or a Nomination Concert nominates an individual in accordance with Article 22.3 or Article 22.4, the Company and/or the Supervisory Board shall, upon request of the relevant nominator, procure that the Supervisory Board invites such nominee for its meetings and any of its committee meetings, where applicable, as an observer without voting rights until such individual has been appointed as member of the Supervisory Board, provided that such individual agrees with the Company to be bound by customary confidentiality with respect to any information received by that individual as an observer.

22.10	If, for whatever reason, there is no dievini Nominee or no KfW Nominee in office during the Initial Nomination Period for dievini or KfW, as relevant, and a decision needs to be taken with respect to any matter referred to in Articles 6.12 and 6.13 of the Supervisory Board Rules, then the Supervisory Board shall not take any such decision until the replacement Supervisory Director of dievini or KfW, respectively, has validly become a full member of the Supervisory Board following his designation, unless dievini or KfW, as the case may be, has failed to notify the designation to the Chairman within four weeks after Chairman has notified dievini or KfW, as the case may be, in writing of the absence of the nominee. dievini or KfW, as the case may, shall notify the designation of the replacement Supervisory Director of dievini or KfW, respectively, to the Chairman as soon as reasonably and practicably possible but in any event within the four-week period as referred to in the previous sentence.

This Article 22.10 can only be amended by the General Meeting with the affirmative vote of (i) during the Initial Nomination Period for dievini, dievini and (ii) during the Initial Nomination Period for KfW, KfW, and Articles 6.12, 6.13 and 6.19 of the Supervisory Board Rules can only be amended by the Supervisory Board with the affirmative vote of (i) during the Initial Nomination Period for dievini, at least one dievini Nominee and (ii) during the Initial Nomination Period for KfW, the KfW Nominee.

22.11	A resolution of the General Meeting to suspend or dismiss a Supervisory Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed (i) at the proposal of the Supervisory Board, (ii) during the Initial Nomination Period for dievini, at the proposal of dievini (in respect of a dievini Nominee) or (iii) during the Initial Nomination Period for KfW, at the proposal of KfW (in respect of the KfW Nominee). A second meeting as referred to in Section 2:120(3) DCC cannot be convened.

22.12	If a Supervisory Director is suspended and the General Meeting does not resolve to dismiss him within three months from the date of such suspension, the suspension shall lapse.

SUPERVISORY BOARD - DUTIES AND ORGANISATION

Article 23

23.1	The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

23.2	The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once a year, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company.

23.3	The Supervisory Board shall draw up Supervisory Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Supervisory Directors shall act in compliance with the Supervisory Board Rules.

23.4	The Supervisory Board shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Supervisory Board. The Supervisory Board shall draw up (and/or include in the Supervisory Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.

SUPERVISORY BOARD - DECISION-MAKING

Article 24

24.1	Without prejudice to Article 24.5, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board.

24.2	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

24.3	Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Supervisory Board Rules provide differently.

24.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a meeting of the Supervisory Board.

24.5	Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote, provided that there are at least three Supervisory Directors in office. Otherwise, the relevant resolution shall not have been passed.

24.6	A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a conflict of interests as described in the previous sentence.

24.7	Meetings of the Supervisory Board can be held through audio-communication facilities, unless a Supervisory Director objects thereto.

24.8	Resolutions of the Supervisory Board may, instead of at a meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 24.1 through 24.6 apply mutatis mutandis.

SUPERVISORY BOARD - COMPENSATION

Article 25

The General Meeting may grant a compensation to the Supervisory Directors.

INDEMNITY

Article	26

26.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.	any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the extent permitted by applicable law.

26.2	No indemnification shall be given to an Indemnified Officer:

a.	if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article 26.1 are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such Indemnified Officer);

b.	to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.	in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association, pursuant to an agreement between such Indemnified Officer and the Company which has been approved by the Management Board or pursuant to insurance taken out by the Company for the benefit of such Indemnified Officer; or

d.	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company's prior consent.

26.3	The Management Board may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article 26.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article 27

27.1	Annually, at least one General Meeting shall be held. This annual General Meeting shall be held within six months after the end of the Company's financial year.

27.2	A General Meeting shall also be held:

a.	within three months after the Management Board has considered it to be likely that the Company's equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and

b.	whenever the Management Board or the Supervisory Board so decides.

27.3	General Meetings must be held in the place where the Company has its corporate seat or in Arnhem, Assen, The Hague, Haarlem, 's-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle.

27.4	If the Management Board and the Supervisory Board have failed to ensure that a General Meeting as referred to in Articles 27.1 or 27.2 paragraph a. is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

27.5	One or more Persons with Meeting Rights who collectively represent at least the part of the Company's issued share capital prescribed by law for this purpose may request the Management Board and the Supervisory Board in writing to convene a General Meeting, setting out in detail the matters to be discussed. If neither the Management Board nor the Supervisory Board (each in that case being equally authorised for this purpose) has taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene a General Meeting.

27.6	Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company's issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the substantiated request or a proposal for a resolution no later than on the sixtieth day prior to that of the General Meeting.

27.7	Persons with Meeting Rights who wish to exercise their rights as described in Articles 27.5 and 27.6 must first consult the Management Board. If the intended exercise of such rights might result in a change to the Company's strategy, including by dismissing one or more Managing Directors or Supervisory Directors, the Management Board must be given the opportunity to invoke a reasonable period to respond to such intention with due observance of the applicable provisions of Dutch law and the Dutch Corporate Governance Code. The Person(s) with Meeting Rights concerned must respect any such response period stipulated by the Management Board. This Article 27.7 does not prejudice any rights which the Company or the Management Board and the Supervisory Board may have under Dutch law with regard to invoking a similar period or deliberation time.

27.8	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

27.9	All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. The shareholders may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.5. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.

GENERAL MEETING - PROCEDURAL RULES

Article 28

28.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Chairman, if there is a Chairman and he is present at the General Meeting;

b.	by the Vice-Chairman, if there is a Vice-Chairman and he is present at the General Meeting;

c.	by another Supervisory Director who is chosen by the Supervisory Directors present at the General Meeting from their midst;

d.	by the CEO, if there is a CEO and he is present at the General Meeting;

e.	by another Managing Director who is chosen by the Managing Directors present at the General Meeting from their midst; or

f.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through f. may appoint another person to chair the General Meeting instead of him.

28.2	The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairman of that General Meeting or by the Management Board. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Managing Director and Supervisory Director may instruct a civil law notary to draw up such an official report at the Company's expense.

28.3	The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.	those who have a statutory right to attend that General Meeting on other grounds.

28.4	The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

28.5	The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver's license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

28.6	The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

28.7	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairman of the General Meeting.

28.8	The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article	29

29.1	Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. Holders of fractional shares together constituting the nominal value of a share of the relevant class shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.

29.2	The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Management Board may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

29.3	The Management Board can also decide that votes cast through electronic means of communication or by means of a letter prior to the General Meeting are considered to be votes that are cast during the General Meeting. These votes shall not be cast prior to the Record Date.

29.4	For the purpose of Articles 29.1 through 29.3, those who have voting rights and/or Meeting Rights on the Record Date and are recorded as such in a register designated by the Management Board shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Management Board is free to determine, when convening a General Meeting, (i) whether the previous sentence applies and (ii) that the Record Date is applied with respect to shares of a specific class only.

29.5	Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting. When a General Meeting is convened the Management Board may stipulate not to apply the previous provisions of this Article 29.5 in respect of the exercise of Meeting Rights and/or voting rights attached to preferred shares at such General Meeting.

GENERAL MEETING - DECISION-MAKING

Article 30

30.1	Each share, irrespective of which class it concerns, shall give the right to cast one vote at the General Meeting. Fractional shares of a certain class, if any, collectively constituting the nominal value of a share of that class shall be considered to be equivalent to such a share.

30.2	No vote can be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary of the Company or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary of the Company. Neither the Company nor a Subsidiary of the Company can vote shares in respect of which it holds a usufruct or a pledge.

30.3	Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. If applicable law requires a greater majority for resolutions of the General Meeting and allows the articles of association to provide for a lower majority, those resolutions shall be passed with the lowest possible majority, except if these articles of association explicitly provide otherwise.

30.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

30.5	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

30.6	The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

30.7	The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman's determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

30.8	The Management Board shall keep a record of the resolutions passed. The record shall be available at the Company's office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

30.9	Shareholders may pass resolutions outside a meeting, unless the Company has cooperated with the issuance of depository receipts for shares in its capital. Such resolutions can only be passed by a unanimous vote of all shareholders with voting rights. The votes shall be cast in writing and may be cast through electronic means.

30.10	The Managing Directors and Supervisory Directors shall, in that capacity, have an advisory vote at the General Meetings.

GENERAL MEETING - SPECIAL RESOLUTIONS

Article 31

31.1	The following resolutions can only be passed by the General Meeting at the proposal of the Management Board:

a.	the issue of shares or the granting of rights to subscribe for shares;

b.	the limitation or exclusion of pre-emption rights;

c.	the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;

d.	the reduction of the Company's issued share capital;

e.	the making of a distribution on the ordinary shares from the Company's profits or reserves;

f.	the making of a distribution in the form of shares in the Company's capital or in the form of assets, instead of in cash;

g.	the amendment of these articles of association;

h.	the entering into of a merger or demerger;

i.	the instruction of the Management Board to apply for the Company's bankruptcy; and

j.	the Company's dissolution.

31.2	A matter which has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 27.5 and/or 27.6 shall not be considered to have been proposed by the Management Board for purposes of Article 31.1, unless the Management Board has expressly indicated that it supports the discussion of such matter in the agenda of the General Meeting concerned or in the explanatory notes thereto.

CLASS MEETINGS

Article 32

32.1	A Class Meeting shall be held whenever a resolution of that Class Meeting is required by Dutch law or under these articles of association and otherwise whenever the Management Board or the Supervisory Board so decides.

32.2	Without prejudice to Article 32.1, for Class Meetings of ordinary shares, the provisions concerning the convening of, drawing up of the agenda for, holding of and decision-making by the General Meeting apply mutatis mutandis.

32.3	For Class Meetings of preferred shares, the following shall apply:

a.	Articles 27.3, 27.9, 28.3, 30.1, 30.2 through 30.10 apply mutatis mutandis;

b.	a Class Meeting must be convened no later than on the eighth day prior to that of the meeting;

c.	a Class Meeting shall appoint its own chairman; and

d.	where the rules laid down by these articles of association in relation to the convening, location of or drawing up of the agenda for a Class Meeting have not been complied with, legally valid resolutions may still be passed by that Class Meeting by a unanimous vote at a meeting at which all shares of the relevant class are represented.

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article	33

33.1	The Company's financial year shall coincide with the calendar year.

33.2	Annually, within the relevant statutory period, the Management Board shall prepare the annual accounts and the management report and deposit them at the Company's office for inspection by the shareholders.

33.3	The annual accounts shall be signed by the Managing Directors and the Supervisory Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

33.4	The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

33.5	The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article 34

34.1	The General Meeting shall instruct an external auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Supervisory Board shall be authorised to do so.

34.2	The instruction may be revoked by the General Meeting and by the body that has granted the instruction. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

DISTRIBUTIONS - GENERAL

Article	35

35.1	A distribution can only be made to the extent that the Company's equity exceeds the amount of the paid up and called up part of its capital plus the reserves which must be maintained by law.

35.2	The Management Board may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 35.1 has been met and, if it concerns an interim distribution of profits, taking into account the order of priority described in Article 37.1.

35.3	No entitlement to distributions is attached to preferred shares, other than as described in Articles 11.2, 37.1 and 38.3.

35.4	Distributions shall be made in proportion to the aggregate nominal value of the shares . In deviation of the previous sentence, distributions on preferred shares (or to the former holders of preferred shares) shall be made in proportion to the amounts paid up (or formerly paid up) on those preferred shares.

35.5	The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Management Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

35.6	The General Meeting may resolve, subject to Article 31, that all or part of a distribution, instead of being made in cash, shall be made in the form of shares in the Company's capital or in the form of the Company's assets.

35.7	A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency or currencies as determined by the Management Board. If it concerns a distribution in the form of the Company's assets, the Management Board shall determine the value attributed to such distribution for purposes of recording the distribution in the Company's accounts with due observance of applicable law (including the applicable accounting principles).

35.8	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

35.9	For the purpose of calculating the amount or allocation of any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS - RESERVES

Article	36

36.1	All reserves maintained by the Company shall be attached exclusively to the ordinary shares.

36.2	Subject to Article 31, the General Meeting is authorised to resolve to make a distribution from the Company's reserves.

36.3	Without prejudice to Articles 36.4 and 37.2, distributions from a reserve shall be made exclusively on the ordinary shares.

36.4	The Management Board may resolve to charge amounts to be paid up on shares against the Company's reserves, irrespective of whether those shares are issued to existing shareholders.

DISTRIBUTIONS - PROFITS

Article	37

37.1	Subject to Article 35.1, the profits shown in the Company's annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

a.	to the extent that any preferred shares have been cancelled without the distribution described in Article 11.2 paragraph b. having been paid in full and without any such deficit subsequently having been paid in full as described in this Article 37.1 or Article 37.2, an amount equal to any such (remaining) deficit shall be distributed to those who held those preferred shares at the moment of such cancellation becoming effective;

b.	to the extent that any Preferred Distribution (or part thereof) in relation to previous financial years has not yet been paid in full as described in this Article 37.1 or Article 37.2, an amount equal to any such (remaining) deficit shall be distributed on the preferred shares;

c.	the Preferred Distribution shall be distributed on the preferred shares in respect of the financial year to which the annual accounts pertain;

d.	the Management Board shall determine which part of the remaining profits shall be added to the Company's reserves; and

e.	subject Article 31, the remaining profits shall be at the disposal of the General Meeting for distribution on the ordinary shares.

37.2	To the extent that the distributions described in Article 37.1 paragraphs a. through c. (or any part thereof) cannot be paid out of the profits shown in the annual accounts, any such deficit shall be distributed from the Company's reserves, subject to Articles 35.1 and 35.2.

37.3	Subject to Article 35.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article	38

38.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board under the supervision of the Supervisory Board, unless the General Meeting decides otherwise.

38.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

38.3	To the extent that any assets remain after payment of all of the Company's debts, those assets shall be distributed as follows, and in the following order of priority:

a.	the amounts paid up on the preferred shares shall be repaid on such preferred shares;

b.	to the extent that any preferred shares have been cancelled without the distribution described in Article 11.2 paragraph b. having been paid in full and without any such deficit subsequently having been paid in full as described in Articles 37.1 and 37.2, an amount equal to any such (remaining) deficit shall be distributed to those who held those preferred shares at the moment of such cancellation becoming effective;

c.	to the extent that any Preferred Distribution (or part thereof) in relation to financial years prior to the financial year in which the distribution referred to in paragraph a. occurs has not yet been paid in full as described in Articles 37.1 and 37.2, an amount equal to any such (remaining) deficit shall be distributed on the preferred shares;

d.	the Preferred Distribution shall be paid on the preferred shares calculated in respect of the part of the financial year in which the distribution referred to in paragraph a. is made, for the number of days that have already elapsed during such part of the financial year; and

e.	any remaining assets shall be distributed to the holders of ordinary shares.

38.4	After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

TRANSITIONAL PROVISIONS

Article	39

39.1	The Company's first financial year ends on the thirty-first day of December two thousand and twenty.

39.2	This entire Article 39 shall lapse and shall no longer form part of these articles of association on the first day of the Company's second financial year.